Exhibit 10.17

21/F Citi Tower, One Bay East

83 Hai Bun Road, Kwun Tong

Kowloon, Hong Kong

Commercial Bank

Our reference: sfgstrade/NEW561733/bk23

Date: March 17, 2023

D & J Industries (Hong Kong) Company Limited

Rooms 2304, 23/F,

Saxon Tower,

7 Cheung Shun Street,

Lai Chi Kok, Kowloon,

Hong Kong

Dear Sirs,

Re:	Uncommitted Demand Credit Facility (the “Facility”) under the SME Financing Guarantee Scheme - Trade Facilities

We are pleased to propose the following terms and conditions for fire above-mentioned facility pursuant to your Application for a Guarantee from the HKMC Insurance Limited (“HKMCI”) under the SME Financing Guarantee Scheme (the “Scheme”):

Borrower(s)	:	D & J Industries (Hong Kong) Company Limited

Guarantor(s)	:	Tang Siu Wan

Security Provider(s)	:	D & J Industries (Hong Kong) Company Limited

Scheme	:	Besides the Guarantee specified below, the Facility shall be subject to the guarantee issued by HKMCI (the “HKMCI Guarantee” as further defined in the Annex 1 hereto) in accordance with the relevant documentation related to the Scheme (the “Documentation”).

Lender	:	Citibank, N.A, Hong Kong Branch

Definition of terms	:	For the purposes of this Facility Letter, the following definitions apply:

“Banking Day” has the rneaning given in respect of the relevant currency in Schedule C (Reference Rates);

“Compounded Rate” means for an interest period of a loan, the Daily Rate for that relevant currency, (in each case as applicable approximately 5 Banking Days prior to that day), for each day during that interest period, compounded aggregated in arrear by the Lender for that interest period using such calculation methodologies and conventions as the Lender determines are applicable in accordance with market practice for the relevant currency If that rate is less than zero, the Compounded Rate shall be deemed to be zero.

“Daily Rate” has the rneaning given in respect of the relevant currency in Schedule C (Reference Rates);

“Discounting Product” means any transactions under the Facility based on the calculation of a discount on or upfront deduction from purchase price (as may be amended by the Lender from time to time in accordance with the terms of this Facility Letter).

“HIBOR” means the Hong Kong interbank offered rate administered by the Treasury Markets Association (or any other person which takes over tile administration of that rate) for Hong Kong dollars for the relevant period displayed on page HKABHIBOR of the Thomson Reuters screen (or tiny replacement Thomson Reuters page which displays that rate) al or about 11:00 a. m. (Hong Kong time) at the first day of such period, and if that rate is less than zero, HIBOR shall he deemed to be zero;

Organised under the laws of U.S.A. with limited liability	Citibank, N.A.

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“Loan” means any amount borrowed and outstanding under the Facility which does not relate to a Discounting Product (as may be amended by the Lender from time to time in accordance with the terms of this Facility Letter).

“Reference Rate” means HIBOR, the Compounded Rate, the Swiss Franc Advance Rate as defined in Part 3 Swiss Franc of Schedule C or the Term Rate for the relevant currency and the relevant product type as set out below (as may be amended by the Lender from time to time in accordance with the terms of this Facility Letter):

Currency	Benchmark rate	Product type and calculation methodology
USD	SOFR (Secured Overnight Financing Rate)	Loans: Term Rate Discounting Products: Term Rate

GBP	SONIA (Sterling Overnight Index Average)	Loans: Compounded Rate Discounting Products: Term Rate

EUR	Loans: €STR (Euro short-term rate)	Loans: Compound Rate
	Discounting Products: EURIBOR	Discounting Products: Term Rate

CHF	SARON (Swiss Average Rate Overnight)	Loans: Compounded Rate Discounting Products: Swiss Franc Advance Rate

JPY	TONA (Tokyo Overnight Average Rate)	Loans: Compounded Rate Discounting Products: Term Rate

HKD	HIBOR	Loans and Discounting Products: HIBOR

“Term Rate” has the meaning given in respect of the relevant currency in Schedule C (Reference Rates)

Facility Type, Facility Amount and Description	:	The Facility refers to each loan/facility as specified herein as follows:
Uncommitted, revolving short tern credit facilities up to HKD8,000,000.00 for invoice financing* and export invoice discounting (“Trade Facilities”).

Purposes	:	Notwithstanding any other relevant terms of this Facility Letter, the Borrower(s) shall apply the Facility solely for general working capital for its business operations (subject to Clause 7 of Section I(A) of Schedule A hereto).

* List of suppliers to be approved and accepted by the Lender from time to time

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Availability	:	Subject to the Conditions Procedent (as specified below), the following shall apply:

Unless otherwise agreed by the HKMCI in writing, the Starting Date of a Facility shall fall within such periods following the date of the relevant Notification of Result as is prescribed in the Operating Procedures, and the Approval-in-principle shall be deemed to have lapsed for all purposes upon the expiry of such period.

Expiry of the Facility	:	The Facility shall be fully repaid/settled on or before the expiry of the Guarantee Period as specified in the HKMCI Guarantee (the “Expire Date”).

Repayment and Other Conditions	:	Subject to the terms in the section of “Expiry of the Facility”, in respect of each relevant Facility,

(1)	Interest shall be payable at the end of each interest period/settlement date.

(2)	The Borrower(s) hereby authorize(s) the Lender to debit the installment, outstanding or principal and interest (as relevant) directly from the respective designated bank account on cash repayment/settlement date or interest payment date.

Tenor of Trade facilities	:	Subject to the terms in the section of “Expiry of the Facility”, the term of each of the following Trade Facilities is as follows:

		1.	Invoice financing

The maximum tenor of any invoice financing transaction may be up to 60 days from the date of drawdown with invoice date validity restricted to with in 30 days.

		2.	Export invoice discounting

The maximum tenor of any transaction may be up to 60 days from the date of invoice.

Conditions for export invoice discounting	:	1.	The maximum discount rate shall be up to 80% on the invoice amount.
		2.	List of buyers with details of credit terms to be approved and accepted by the Lender from time to time.

Interest Rate/Fees	:	During the term of the Trade facilities.

a)	For HKD bills: Interest will be charged at a rate of 3% p.a. over the higher of (i) HIBOR and (ii) the Lender’s cost of fund.

b)	For USD bills: Interest will be charged at a rate of 3% p.a. over the applicable Reference Rate for the relevant currency and product type.

c)	Other fees and commissions will be charged at our standard rates unless otherwise stipulated.

(Interest rate and commissions mentioned above will be subject to fluctuation at our discretion.)

Replacement of Reference Rate:	:	If a Reference Rate Replacement Event has occurred in relation to a Reference Rate, any amendment or waiver that relates to:

(a)	providing for, or enabling the use ct’ a Replacement Reference Rate

(b)	aligning any provision of this letter to the use of that Replacement Reference Rate;

(c)	implementing market conventions applicable to that Replacement Reference Rate,

(d)	providing for appropriate fallback and market disruption provisions for that Replacement Reference Rate; or

(e)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that Replacement Reference Rate, may be made by the Lender.

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In this paragraph:

“Reference Rate Replacement Event” means, in relation to a Reference date:

(a)	that Reference Rate has permanently ceased or is likely permanently to cease to be published or available;

(b)	a regulator, administrator court, or other competent authority:

(i)	states that Reference Rate (or any feature of the calculation, methodology or convention iced to determine interest under the Facility) is no longer representative, appropriate or recommended; or

(ii)	requires or (where relevant) recommends that Reference Rale (or any feature of the calculation, methodology or convention used to determine interest under the Facility) be discontinued; or

(c)	the Lender, in its reasonable opinion, determines that:

(i)	market practice with respect to that Reference Rate (or any feature of the calculation, methodology or convention used to determine interest under the Facility) has changed or is reasonably expected to change, for example, as a result of any public announcement to that effect; or

(ii)	that Reference Rate (or any feature of the calculation, methodology or convention used to determine interest under the Facility) is no longer representative or appropriate for calculating interest under the Facility.

“Replacement Reference Rate” means a benchmark rate that is:

(a)	formally designated, nominated or recommended as the replacement for a Reference Rate by any applicable central bank, regulator or supervisory authority; or

(b)	a successor or substitute rate that we have reasonably determined is the appropriate industry-accepted substitute or successor rate:

this definition shall also apply to any Replacement Reference Rate as if references in this definition to the Reference Rate were references to that Replacement Reference Rate.

Default Interest	:	Default interest will be charged at a rate of 10% p.a. over the higher of (i) fire Lender’s prime rate or the Lender’s Standard Bills Rate (as the case maybe) and (ii) the Lender’s cost of fund.

(Default interest mentioned above will be subject to change at our discretion.)

Cancellation and Repayment	:	Notwithstanding the aforesaid, the Lender reserves the overriding right to modify and/or cancel (or suspend) the Facility and the terms/conditions at anytime at its discretion. For any amendment, deletion or substitution of any of the terms herein or addition of new terms to this Facility Letter that the Lender decides to notify the Borrower(s) with prior written notice, such amendment, deletion, substitution or addition will take effect and shall be deemed incorporated herein as specified in such notice. For the avoidance of doubt, such notice may be sent by the Lender to the Borrower(s) via electronic communication (“Electronic Communication”) to the Borrower’s contact details maintained in the Lender’s record. Any such electronic notice shall be deemed received by the Borrower(s) once it is delivered by the Lender. The Borrower(s) shall also inform any Guarantor(s) and/or Security Provider(s) (if applicable) in connection with any modification or amendments to the Facility and shall pass on a copy of such notice to such Guarantor(s) and/or Security Provider(s) (as applicable).

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The Lender is authorised to accept, act and rely upon, and treat as valid and accurate all communications, demands, instructions given or purporting to be given by the Borrower(s) to the Lender via Electronic Communication. The Borrower(s) acknowledge(s) and accept(s) the risk that all such Electronic Communications sent to and from the Lender may be intercepted, monitored, amended, corrupted, contain viruses or be otherwise interfered with by third parties and acknowledges and agrees that the Lender is not responsible or liable to the Borrower(s) or any other person for any losses arising from the same The Borrower(s) shall also indemnify and hold the Lender harmless from and against any and all losses that the Lender may incur for any communications, demands, instructions given or purporting to be given by the Borrower(s) to the Lender via Electronic Communication.

“Electronic Communication” means any electronic means or method (including but not limited to host to host services, application programming interfaces, electronic banking channels, websites, SWIFT platform and messages, electronic mails and the internet) through which one party connects or communicates to the other party for any purpose including transmission of instructions, other information, data or documents.

The Facility is repayable upon demand made by the Lender.

Payment Dates	:	If any payment date in respect of any Facility is not a day on which banks and clearing systems for payments are open for general business in Hong Kong (the “Business Day”), it shall fall on the immediately following Business Day.

Waiver of Consequential Damages	:	In no event shall the Lender, its subsidiaries, affiliates, officers or directors be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Borrower(s) hereby waive(s), release(s) and agree(s) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

Expenses	:	All expenses, including but not limited to legal fees, insurance premium, valuation fee, documentation costs, Guarantee Fee and any other fees, charges and/or interest, out-of-pocket expenses and stamp duties, are for account of the Borrower(s). The Lender will debit any of the Borrower’s accounts with all such commissions, fees, charges, costs and expenses incurred by the Lender in connection with the Facility.

Conditions Precedent	:	Availability of the Facility shall be at the absolute discretion of the Lender and subject to the satisfaction of the following conditions precedent by the Borrower(s) in form and substance satisfactory to the Lender:

1.	This Facility Letter has been duly signed by the Borrower(s) and acknowledged by the Guarantor(s) and Security Provider(s).

2.	Certified extract of resolutions of director(s) of the Borrower(s) approving the Facility with the Tender and the execution of the relevant documents to which it is a party.

3.	Execution of the Lender’s standard documentation by the Borrower(s) for facilities of this type including but not limited to Citibank General Customer Agreement (“GCA”).

4.	Constitutional documents of the Borrower(s) including but not limited to:

●	Articles of Association

●	Certificate of Incorporation

●	Current Business Registration Certificate

5.	All relevant requirements in relation to the Scheme have been satisfied by Each Party (including without limitation the prompt settlement of the relevant Guarantee Fee to the Lender), all relevant information and documents have been duly provided by Each Party, and all the Documentation have been duly executed by Each Party.

6.	The HKMCI Guarantee has been issued by the HKMCI and has become effective unconditionally.

7.	Lists of suppliers together with details of credit terms.

8.	Execution and perfection of all relevant guarantees and all security documents (as relevant) as detailed below.

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Guarantee	:	A continuing guarantee & indemnity to be executed from Guarantor(s) for unlimited amount guaranteeing the repayment of outstanding indebtedness plus interest, costs and expenses due and owed by the Borrower(s) to the Lender.

Security	:	Charge over receivables and credit balance in the Account (as defined in the Bank’s prescribed form of charge deed) and notice of charge to be executed by the Security Provider(s) in favor of the Bank.

The aforementioned Security also secures the credit facilities granted by the Lender to the Borrower(s) pursuant to a separate facility letter dated March 17, 2023 with reference number NEW56l733/bk23 (as amended from time to time).

Covenants	:	(A)	Each Borrower (including each partner, where the Borrower is a partnership), each Guarantor and each Security Provider (if applicable) (individually and collectively referred to “Each Party”) undertakes, confirms and agrees to the relevant terms under this Facility Letter (including without limitation the terms of the Schedules A and B hereto) at all relevant times.

		(B)	In respect of the receivables under the export discounted invoice, the Borrower undertakes that it shall not create, or agree to create, or permit to arise or to exist, any mortgage, charge, pledge, lien, hypothecation, right of set-off or other encumbrance or security interest whatsoever over such receivables.

		(C)	The Borrower(s) represent(s), declare(s) and undertake(s) to the Lender that the utilization of any of the Facility or use of proceeds drawn under this Facility Letter do not will not violate or conflict with any law or regulation applicable to the Borrower(s) (including without limitation those in force in the People’s Republic of China when there is a PRC guarantor) or cause or resist in a violation by the Lender or any affiliate of the Lender of any applicable law, regulation or sanction administered or enforced by any relevant sanctions authority.

		(D)	The Borrower(s) and the Guarantor(s) (where applicable) hereby covenant(s) and agree(s) that so long as any amount remains outstanding under the Facility, its payment obligations under the Facility, and in the case of the Guarantor(s), the Facility anal the Guarantee, shall at all times be at least direct, unconditional and unsecured obligations of the Borrower(s) and the Guarantor(s), as the case may be, and will at all times rank pari passu, without any preference among themselves, and at least equally and rateably in all respects, with all its other present and future unsecured and unsubordinated indebtedness (other than indebtedness preferred by the operation of law).

		(E)	The Borrower(s) undertake(s) to the Lender that the Borrower(s) will promptly submit to the Lender its/ their audited financial statement and such other reports and information of the Borrower(s) and/or all corporate guarantors (where applicable) as required by the Lender, as soon as the same become available, and at any other time requested by the Lender.

		(F)	The Borrower(s) undertake(s) to channel at least 20% of its/their credit turnover through its/their operating account(s) with the Lender at all times during the life of the Facility.

		(G)	The Borrower(s) undertake(s) that the amount due from director/related companies should be no more than HKD10,000,000.00

The above representations, declarations and undertakings are deemed to be made by the Borrower(s) by reference to the facts then existing on each date during the period where the Trade Facilities or any part thereof remains outstanding.

Governing Law	:	This Facility Letter shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region and the parties hereby agree to submit to the non-exclusive jurisdiction of the courts of the Hong Kong Special Administrative Region.

Third Party Rights	:	(a)	Unless expressly provided to the contrary in this Facility Letter, a person who is not a party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Facility Letter.

	:	(b)	Notwithstanding any term of this Facility Letter, the consent of any person who is not a party is not required to rescind or vary this Facility Letter at any time.

Assignment	:	The Lender may assign all its right, title, interest and benefit in and under this Facility Letter to any person as it deems fit without my notice to or consent of the Borrower(s).

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The terms of the Schedules A and B and the Annexes I to II hereto shall constitute and form part of those of this Facility Letter. Unless otherwise specified, capitalized terms used hereunder shall have the meaning assigned to them in the “Definition” section in Annex 1 hereto.

The above credit facilities and terms and conditions may be modified or cancelled by us without prior notice and notwithstanding the specified maximum tenor, remains immediately repayable on demand by notice in writing from the Lender to the Borrower(s).

In addition to and without prejudice to the Lender’s right to cancel and/or demand immediate repayment of the Facility at its discretion as set out in other parts of this Facility Letter, the Lender has the right to cancel the Facility at any time without notice and demand immediate repayment of all outstanding amounts under this Facility Letter, if at any time, it is or will become unlawful in any applicable jurisdiction for the Lender or the Borrowers(s) to perform any of its obligations as contemplated by this Facility Letter or for the Lender to fund or maintain its participation in any facility or it is or will become unlawful for any affiliate of a Lender for that Lender to do so.

Pursuant to paragraph 24.9 of the Code of’ Banking Practice effective from 2 January 2009, the Borrower(s) hereby consent(s) to the Lender providing to any guarantor(s) or security providers(s) in respect of any loan or credit facilities extended to the Borrower(s):

(a)	a copy this Facility Letter and any financial information of the Borrower(s) having been given to the Lender:

(b)	a copy of any formal demand for overdue payment which is sent to the Borrower(s); and

(c)	from time to time on request by the guarantor(s) or security provider(s), a copy of the latest statement of account provided to the Borrower(s) (if any).

The Borrower(s) undertake to the Lender that it/ they will immediately inform the Lender of any change of its/ their directors or beneficial shareholders (where applicable), any payment default of or other material adverse changes affecting itself, its/ their holding company, and its/ their subsidiaries and affiliates. The availability of the Facility will be subject to the absence of these adverse changes and defaults, and the Lender has no actual, imputed or constructive knowledge or notice that a notice of petition for bankruptcy against the Borrower(s) has been issued or is likely to be issued.

By accepting and acknowledging this Facility Letter, the Borrower(s) and the Guarantor(s) hereby (i) declare and confirm that all the data, information provided herein and all the documents submitted or to be submitted to the Lender are/shall be complete, true and accurate; (ii) consent to and authorise the Lender to disclose to or verify and/or exchange with its head office and other branches, subsidiaries, representative offices, agents and affiliates or with any person who has acquired or is considering an acquisition of any exposure (directly or indirectly) to payments payable by the Borrower(s) under this Facility Letter or with any person who is or is considering, evaluating, managing or administering (including acting as agent or trustee of any such scheme which manages or administers) any such exposure, any data information and documents in relation in the Borrower(s) and the Guarantor(s) whether provided by the Borrower(s) and/or the Guarantor(s) at the Lender’s request or collected in the course of dealings between them and the Lender (including but not Limited to any personal data, information and documents relating to the Borrower(s) and/or the Guarantor(s), any facilities, this facility Letter or any other agreements or transactions or dealings between the Borrower(s) or the Guarantor(s) and the Lender and the Borrower’s and/or the Guarantors’ accounts, financial condition, business and affairs): (iii) acknowledge and agree that the Lender may from time to time outsource some of its services, operational and processing procedures relating to the foregoing to any third party service providers (including debt collection agents) selected by the Lender, whether situate in Hong Kong or elsewhere outside Hong Kong (and to whom it may disclose confidential information whether relating to the Facility or any Borrower(s) or Guarantor(s)): (iv) confirm that the Borrower(s) has read and understood the terms and conditions of the GCA (in particular, Clause 25 thereof) and agree that the Lender can from time to time make credit enquiry on the Borrower(s) unit the Guarantor(s) with any credit reference agency and submit the relevant data in connection ›with the Borrower(s) and the Guarantor(s) and the Facility to such credit reference agency for the purpose of accessing to such enquiry and processing, evaluating and/or approving the Borrower’s application for the facilities: (v) confirm and procure on a continuing basis for as long as any part of the Facility remains outstanding and for as long as the Lender has any obligation to provide the Facility, that all information including the constitutional documents as submitted by them or on their behalf to the Lender, are accurate, true, complete and up-to-date and we further undertake to inform you in writing within 30 days after any such information ceasing to be so, and to then also provide to the Lender the accurate and up-to-date information: and (vi) consent to and authorise the Lender to disclose to or verify and/or exchange with HKMCI any data, information and documents in relation to the Borrower(s) and the Guarantor(s) whether provided by the Borrower(s) and/or the Guarantor(s) at the Lender’s request or collected in the course of dealings between them and the Lender (including but not limited to any personal data, information and documents relating to the Borrower(s) and/or the Guarantor(s), any facilities, this Facility Letter or any other agreements or transactions or dealing between the Borrower(s) and/or the Guarantor(s) and the Lender and the Borrower’s and/or the Guarantors’ accounts, financial condition, business and affairs).

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We are very pleased to be given this opportunity to assist you with this financing. Please indicate your acceptance of the Facility by signing and returning to us tire enclosed duplicate of this Facility Letter within one month after the date of this facility Letter, after which date this offer will elapse. If there is a Chinese version of this Facility Letter provided, the Chinese version is for reference only and in case of any conflicts or discrepancies between the Chinese and English versions, the English version shall prevail.

If you have any question regarding the above, please do not hesitate to contact your Citibank Account Officer, Mr. Jason Ho at 2957-7023.

Yours faithfully,

For and on behalf of

Citibank, N.A., Hong Kong Branch

Authorised Signature(s)

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We hereby agree and accept the terms and conditions of this Facility Letter.

We are fully aware that our obligations and liabilities under the Facility will be unlimited in amount.

For and on behalf of

D & J Industries (Hong Kong) Company Limited

I hereby agree and accept the terms and conditions of this Facility Letter.

I am fully aware that my obligations and liabilities under the guarantee will be unlimited in amount.

Tang Siu Wan

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